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                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

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[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))


[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[X]  Soliciting Material Pursuant to Rule 14a-12

                          Willamette Industries, Inc.
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               (Name of Registrant as Specified In Its Charter)

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   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


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Notes:

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The following letter to the editor, written by Duane C. McDougall, was published in The Business Journal of Portland on March 23, 2001.

Willamette Industries CEO defines board's responsibility to shareholders

March 23, 2001

The Business Journal

To the editor:

"Can anyone spell responsibility?" (March 9). We would ask the same of you, given that you have abdicated your editorial responsibility in accepting the Weyerhaeuser rhetoric at face value.

The truth is, Willamette's board members fully understand their fiduciary duties and responsibilities. They understand they would abdicate their responsibilities if they allowed Weyerhaeuser, or any company, to acquire Willamette for less than full value.

Many observers agree that Weyerhaeuser's offer is too low. It is difficult to dispute that Weyerhaeuser was being opportunistic at a time when paper share prices were at a low point. In fact, Weyerhaeuser's own banker recently issued a research opinion saying that industry fundamentals are improving and that selected paper stocks would likely perform well over the next few years. Since Weyerhaeuser's November, 2000 offer of $48 per share, paper stocks have continued to advance. Assuming Willamette's stock were trading in line with the "Industry Composite," the Weyerhaeuser offer would represent a premium of only 17 percent over Willamette's implied stock price, a paltry amount compared with relevant transactions in our industry.

Willamette is worth more because it has consistently outpaced the competition in terms of stronger earnings per share growth, lower cost production, higher margins, better returns on assets and superior returns to shareholders. We believe that Willamette is positioned to continue outperforming the industry.
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Please understand, we have spoken to Weyerhaeuser many times. They know our company well. We have seen no indication that talking to them yet again would secure a satisfactory result for our shareholders and other constituencies.

Weyerhaeuser's goal is to acquire Willamette at a price that makes sense for their shareholders, not Willamette's. For Weyerhaeuser and its shareholders, trying to buy Willamette on the cheap is smart. They would get the industry's premier company at a bargain price.

You ask about responsibility. Our board believes it would be irresponsible to deliver Willamette on a platter to Weyerhaeuser. We have said repeatedly that our board understands its fiduciary responsibilities and obligation to listen to serious, legitimate offers. What you have missed is that our board also understands equally well its obligation to protect against coercive bids that do not make sense for all of Willamette's shareholders. Rolling over for Weyerhaeuser's self-serving, low-ball offer would be irresponsible. Our board is standing up to Weyerhaeuser because that is what each and every member believes is right.

One final note. As you are a Portland-based paper, we find it extremely disappointing that you have neglected to inform your readership of the potential downside to our communities of a forced combination. Portland would lose one of its last two Fortune 500 companies, and hundreds, if not thousands, of people would likely lose their jobs. We have received hundreds of letters of support from shareholders, employees, community leaders and customers. They are concerned about jobs, about the cultural differences between the companies, about competition and about Weyerhaeuser's more aggressive forest harvesting policies.

Weyerhaeuser's hostile actions do a great injustice to the contributions that many of your readers have made to Willamette's success.
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We trust that, as we move forward, you will take the time to understand the facts and consider what's in the best interests of Willamette shareholders and the Portland community.

/s/ Duane C. McDougall
Duane C. McDougall
Chief Executive Officer
Willamette Industries

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Investors are urged to read the proxy statement that will be filed by Willamette in connection with the 2001 annual meeting of shareholders when it becomes available, as well as any solicitation/recommendation statement that has been or may be filed by Willamette, because they contain important information.
Each of these documents has been or will be filed with the SEC and investors may obtain a free copy of them at the SEC's Internet web site at www.sec.gov. These documents may also be obtained for free (when available) from Willamette by directing such request to: Willamette Industries, Inc., Attention: Investor Relations, 1300 S.W. Fifth Avenue, Suite 3800, Portland, Oregon 97201,
telephone: (503) 227-5581, or MacKenzie Partners, Inc. at (800) 322-2885 (toll-free) or at (212) 929-5500 (collect) or by e-mail at proxy@mackenziepartners.com. Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Willamette's shareholders is available in the Preliminary Proxy Statement on Schedule 14A filed by Willamette with the SEC on March 23, 2001.